Exhibit 99.1

Contact:	Daniel M. Quinn	Paul W. Taylor
	President & Chief Executive Officer	E.V.P., Chief Financial & Operating Officer & Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 300	1331 Seventeenth Street, Suite 300
	Denver, CO 80202	Denver, CO 80202
	303/313-6763	303/293-5563

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2010 Annual and Fourth Quarter Financial Results

•                  Overall risk profile of the bank continues to improve despite a challenging earnings quarter

•                  Capital remains strong - ratios exceed all regulatory “well-capitalized” thresholds

•                  Our strong liquidity level further improved during 2010 with a $77.4 million increase in cash and investments

•                  Nonperforming assets decline by 13.4% during the fourth quarter 2010

•                  Classified assets decline 22.9% overall throughout 2010 and our internal watch list of potential problem loans declines by 63.0% during 2010

•                  Deposits increase by $48.1 million, or 5.1%, during the fourth quarter, excluding time deposits

DENVER, January 28, 2011 — Guaranty Bancorp (Nasdaq: GBNK) today reported a fourth quarter 2010 net loss of $21.1 million, or $0.44 loss per basic and diluted common share including the effect of preferred stock dividends, compared to a fourth quarter 2009 net loss of $1.9 million, or $0.07 loss per basic and diluted common share including the effect of preferred stock dividends.

Dan Quinn, Guaranty Bancorp President and CEO, stated, “We made significant strides in 2010 in reducing the risk profile of the bank, as well as implementing several strategic initiatives, which are expected to improve future performance and revenue generation. Throughout 2010, our classified assets declined by approximately 23% while our watch list loans declined by 63%.  At the end of the year, approximately 68% of our classified assets were nonperforming assets, which means that they are in the latter stages of the resolution process.  The overall strength of our capital enabled us to aggressively move these nonperforming loans through the collateral disposition process and the pipeline of future problem loans continues to decline as evidenced by a sharp reduction in the dollar amount of loans on our internal watch list.  We believe that the charge-offs and reserves taken in 2010 will better enable us to dispose of these nonperforming loans and properties.”

Overall financial performance in 2010 was significantly affected by costs associated with reducing the level of our problem assets, including provision for loan losses, legal fees, appraisal costs and write-downs and carrying costs associated with other real estate owned.  Some other key items related to our 2010 results include:

•                  Despite the 2010 net loss, the Company continues to exceed the regulatory minimums for a “well capitalized” institution. At December 31, 2010, our total risk-based capital ratio was 14.99% as compared to 13.80% at December 31, 2009.

•                  Although provision for loan losses increased by $9.5 million in the fourth quarter 2010 as compared to the same quarter in 2009, the overall 2010 provision for loan losses decreased by $16.7 million, or 32.7% from 2009.  Further, our overall nonperforming assets and classified assets declined during 2010.

•                  We took our first-ever other-than-temporary-impairment in the amount of $3.5 million in the fourth quarter 2010.  This was related to a local non-rated municipal bond where the underlying affordable housing project was abandoned by the bond’s sponsor.  89%  of our remaining investment portfolio is comprised of bonds backed by governmental or government-sponsored agencies or securities issued by the Federal Reserve Bank or Federal Home Loan Bank.

•                  A deferred tax asset valuation allowance was established in the amount of $8.5 million during the fourth quarter 2010.  Without this deferred tax asset valuation allowance, our net loss for 2010 would have narrowed by $6.4 million, or 21.4%, from 2009.

•                  The Company maintains a high level of extremely liquid overnight funds, which increased in both the fourth quarter 2010 and for the year-to-date period in 2010.  These liquid overnight funds reduced our fourth quarter 2010 net interest margin by 26 basis points and 2010 net interest margin by 29 basis points.  Despite these liquid overnight funds, our net interest margin improved by 21 basis points during 2010.

Mr. Quinn continued, “Another one of our core strategic initiatives is to increase core deposits.  Our thirty-four Colorado branches allow us to focus on growing our retail and business customer base.  In addition to increasing the overall number of accounts during 2010, we successfully increased the dollar amount of our demand and savings deposits. We have also reorganized our small and middle-market business loan groups to enable them to more effectively assist businesses within the communities we serve.”

The Company’s net loss for the year-ended December 31, 2010 was $31.3 million, or $0.72 loss per basic and diluted common share including the effect of preferred stock dividends, as compared to a net loss of $29.2 million, or $0.60 loss per basic and diluted common share for the same period in 2009 including the effect of preferred stock dividends.  The loss before income taxes was $37.6 million in 2010 compared to $48.4 million in 2009, an improvement of $10.8 million.  The primary causes for the improvement in 2010 are a $16.7 million dollar reduction in the provision for loan losses, a $1.6 million increase in net interest income, a $1.2 million gain recognized on the sale of loans held for sale, as well as declines in most categories of noninterest expense. Partially offsetting these improvements was a $9.0 million increase in OREO expenses related mostly to write-downs and a $3.5 million other-than-temporary-impairment on a local non-rated municipal bond.

Key Financial Measures

Income Statement

	Quarter Ended			Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(Dollars in thousands, except per share amounts)
Loss before income taxes	$(21,133)	$(6,463)	$(11,135)	$(37,629)	$(48,368)
Net loss (before preferred stock dividends)	(21,133)	(4,007)	(1,885)	(31,339)	(29,207)
Preferred stock dividends	1,453	1,421	1,389	5,624	1,389
Loss per common share after giving effect to preferred stock dividend- basic & diluted	$(0.44)	$(0.11)	$(0.07)	$(0.72)	$(0.60)
Return on average assets	(4.32)%	(0.81)%	(0.35)%	(1.57)%	(1.42)%
Net interest margin	3.39%	3.53%	3.26%	3.47%	3.26%

Balance Sheet

	December 31, 2010	September 30, 2010	% Change	December 31, 2009	% Change
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$141,465	$109,770	28.9%	$234,483	(39.7)%
Total investments	418,668	401,131	4.4%	248,236	68.7%
Total loans, net of unearned discount	1,204,580	1,289,492	(6.6)%	1,519,608	(20.7)%
Loans held for sale	14,200	—	n/m	9,862	44.0%
Allowance for loan losses	(47,069)	(41,898)	12.3%	(51,991)	(9.5)%
Total assets	1,870,052	1,933,146	(3.3)%	2,127,580	(12.1)%
Average assets, quarter-to-date	1,940,513	1,962,828	(1.1)%	2,117,257	(8.3)%
Total deposits	1,462,351	1,512,479	(3.3)%	1,693,290	(13.6)%
Book value per common share	1.76	2.25	(21.8)%	2.50	(29.6)%
Tangible book value per common share	1.50	1.97	(23.9)%	2.13	(29.7)%
Tangible book value per common share (after giving effect to conversion of preferred stock)	1.62	1.90	(14.7)%	2.00	(19.0)%
Book value of preferred stock	64,818	63,372	2.3%	59,227	9.4%
Liquidation value of preferred stock	66,025	64,579	2.2%	60,434	9.3%
Equity ratio – GAAP	8.57%	9.60%	(10.7)%	9.05%	(5.3)%
Tangible equity ratio	7.88%	8.88%	(11.3)%	8.23%	(4.3)%
Total risk-based capital ratio	14.99%	15.28%	(1.9)%	13.80%	8.6%

Net Interest Income and Margin

	Quarter Ended			Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(Dollars in thousands)
Net interest income	$15,394	$16,196	$16,284	$64,355	$62,773
Interest rate spread	3.02%	3.16%	2.81%	3.09%	2.71%
Net interest margin	3.39%	3.53%	3.26%	3.47%	3.26%
Net interest margin, fully tax equivalent	3.46%	3.61%	3.34%	3.55%	3.34%

Fourth quarter 2010 net interest income of $15.4 million decreased by $0.8 million from the third quarter 2010, and decreased by $0.9 million from the fourth quarter 2009.  The Company’s net interest margin of 3.39% for the fourth quarter 2010 reflected a decrease of 14 basis points from the third quarter 2010 and an increase of 13 basis points from the fourth quarter 2009.  On an overall basis, the change in mix of earning assets put downward pressure on our net interest margin.  For example, the Company had an average of $153.7 million of liquid overnight funds in 2010 as

compared to $75.9 million in 2009.   These liquid overnight funds reduced our net interest margin by approximately 29 basis points in 2010 as compared to 12 basis points in 2009.

The decrease in net interest margin in the fourth quarter 2010 as compared to the third quarter 2010 is due mostly to a 24 basis point decline in the yield on earning assets, driven primarily by a change in mix from higher earning loans to lower yielding investment securities and overnight funds. Partially offsetting the decline in yield on earning assets in the fourth quarter was a ten basis point improvement in the cost of our interest bearing liabilities.  The decline in net interest income in the fourth quarter 2010 as compared to the third quarter 2010 is due to the $17.5 million decrease in average earning assets coupled with the abovementioned decline in margin over the same period.

Net interest margin increased by 13 basis points in the fourth quarter 2010, as compared to the same quarter in 2009. This increase is primarily the result of a 48 basis point decrease in the cost of our interest bearing liabilities. This decrease is mostly attributable to the 71 basis point decrease in the cost of our certificates of deposit. The decrease in cost of funds was partially offset by a 27 basis point decrease in the yield on earning assets due to a shift from higher yielding loans to lower yielding investment securities and overnight funds.  Although net interest margin increased by 13 basis points in the fourth quarter 2010 as compared to the same period in 2009, net interest income declined by $0.9 million over the same period.  This decline in net interest income is the result of a $1.1 million favorable rate variance combined with a $2.0 million unfavorable volume variance due to a $180.9 million decrease in average earning assets.

Net interest income for the year ended December 31, 2010 increased by $1.6 million to $64.4 million compared to 2009. This increase was the result of a $11.2 million favorable rate variance offset by a $9.6 million unfavorable volume variance.  The favorable rate variance is due to a 21 basis point increase in our net interest margin in 2010 as compared to 2009.   The net interest margin improved in 2010 primarily as a result of a 68 basis point decrease in the cost of interest bearing liabilities, strongly influenced by a 118 basis point decline in the cost of time deposits.  Also influencing the increase in net interest margin was a 22 basis point increase in loan yields. Despite the 22 basis point increase in loan yields the overall yield on earning assets declined by 30 basis points in 2010 as compared to 2009 due to change in mix from higher yielding loans to lower yielding investment securities and overnight funds.  The decrease in average loan balances is also the primary cause of the unfavorable volume variance.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Quarter Ended			Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(In thousands)
Noninterest income:
Customer service and other fees	$2,430	$2,343	$2,206	$9,241	$9,520
Gain (loss) on sale of securities	216	82	(1)	313	(2)
Gain on sale of loans	—	—	—	1,196	—
Other-than-temporary-impairment (OTTI) of securities	(3,500)	—	—	(3,500)	—
Other	256	128	127	852	861
Total noninterest income	$(598)	$2,553	$2,332	$8,102	$10,379

The $3.2 million decrease in noninterest income in the fourth quarter as compared to the third quarter 2010 is mostly due to a $3.5 million credit-related other-than-temporary-impairment (OTTI) recognized on a single, non-rated municipal bond.  The sponsor of this local revenue bond made a decision to abandon the underlying project, thereby causing a default to occur in the fourth quarter when they failed to make scheduled interest payments.

The $2.3 million decrease in noninterest income between 2009 and 2010 is primarily attributable to the $3.5 million OTTI discussed above, partially offset by a $1.2 million gain recognized on the sale of loans in the second quarter 2010.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Quarter Ended			Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$6,456	$6,551	$6,560	$26,042	$26,547
Occupancy expense	1,783	1,890	1,854	7,399	7,609
Furniture and equipment	927	850	1,060	3,720	4,441
Amortization of intangible assets	1,283	1,285	1,556	5,168	6,278
Other real estate owned	1,209	7,836	3,281	14,909	5,898
Insurance and assessment	1,336	1,596	1,612	6,569	6,536
Professional fees	824	677	963	3,117	3,224
Other general and administrative	2,611	2,027	2,860	8,762	9,872
Total noninterest expense	$16,429	$22,712	$19,746	$75,686	$70,405

The $6.3 million decrease in noninterest expense in the fourth quarter 2010 as compared to the third quarter 2010 is due mostly to a $6.6 million decrease in expenses related to other real estate owned and a decrease of $0.3 million in insurance and assessments, partially offset by a $0.6 million increase in other general and administrative expenses.  The decrease in other real estate owned expense is due mostly to a significant reduction in net write-downs on other real estate owned properties resulting from valuation adjustments and sales. The decrease in insurance and assessments is due mostly to a $0.3 million, or 23.8%, decrease in FDIC insurance costs. The $0.6 million increase in other general and administrative expense is primarily related to increased collection and litigation expenses incurred in relation to problem assets. All other categories of expense declined or remained relatively flat in the fourth quarter 2010 as compared to the third quarter 2010.

The $3.3 million decrease in noninterest expense in the fourth quarter 2010 as compared to the same period in 2009 is primarily the result of a $2.1 million decrease in other real estate owned expense as well as smaller decreases in all other categories of noninterest expense.

Noninterest expense for the year ended December 31, 2010 increased by $5.3 million compared to the same period in 2009 primarily due to a $9.0 million increase in expenses associated with other real estate owned, partially offset by decreases in nearly all other categories of noninterest expense.

The increase in other real estate owned expenses is due mostly to greater write-downs related to valuation adjustments and sales.

Preferred Stock Dividend

Effective November 15, 2010, a non-cash preferred stock dividend was paid in the form of additional shares of Series A convertible preferred stock to holders of Series A convertible preferred stock in the amount of $1.5 million.

Balance Sheet

	December 31, 2010	September 30, 2010	% Change	December 31, 2009	% Change
	(Dollars in thousands, except per share amounts)
Total assets	$1,870,052	$1,933,146	(3.3)%	$2,127,580	(12.1)%
Average assets, quarter-to-date	1,940,513	1,962,828	(1.1)%	2,117,257	(8.3)%
Loans, net of unearned discount	1,204,580	1,289,492	(6.6)%	1,519,608	(20.7)%
Total deposits	1,462,351	1,512,479	(3.3)%	1,693,290	(13.6)%

Equity ratio - GAAP	8.57%	9.60%	(10.7)%	9.05%	(5.3)%
Tangible equity ratio	7.88%	8.88%	(11.3)%	8.23%	(4.3)%

At December 31, 2010, the Company had total assets of $1.9 billion, which represented a $63.1 million decline as compared to September 30, 2010 and a $257.5 million decrease as compared to December 31, 2009.  The decline in assets from December 31, 2009 is mostly due to a $315.0 million decline in loans, net of unearned discount, partially offset by a $168.4 million increase in available for sale securities over the same time period.  This loan decline was due mostly to a $170.3 million decline in commercial loans and a $132.6 million decline in real estate loans.  The increase in securities is nearly all related to purchases of mortgage-backed government agency or government-sponsored agency securities.

The following table sets forth the amounts of our loans outstanding (excluding loans held for sale) at the dates indicated:

	December 31, 2010	September 30, 2010	December 31, 2009
	(In thousands)
Loans on real estate:
Residential and commercial	$680,895	$740,106	$760,719
Construction	57,351	56,624	105,612
Equity lines of credit	50,289	51,903	54,852
Commercial loans	350,725	370,281	521,016
Agricultural loans	14,413	16,088	18,429
Lease financing	3,143	4,014	4,011
Installment loans to individuals	28,582	30,303	36,175
Overdrafts	565	627	358
SBA and other	20,443	21,595	20,997
	1,206,406	1,291,541	1,522,169
Unearned discount	(1,826)	(2,049)	(2,561)
Loans, net of unearned discount	$1,204,580	$1,289,492	$1,519,608

Since December 31, 2009, the ratio of construction, land and land development loans to capital has fallen by 25 percentage points to 85% at December 31, 2010.   Similarly, the ratio of commercial

real estate loans to capital has fallen by 29 percentage points to 300% at December 31, 2010.  These ratios have now fallen to levels below or equal to the regulatory commercial real estate concentration guidelines of 100% for land and construction loans and 300% for all investor real estate loans and are expected to continue to further decline throughout the first two quarters of 2011.

The following table sets forth the amounts of our deposits outstanding at the dates indicated:

	December 31, 2010	September 30, 2010	December 31, 2009
	(In thousands)
Noninterest-bearing deposits	$374,500	$358,447	$366,103
Interest-bearing demand	178,042	165,000	171,844
Money market	357,036	340,706	352,127
Savings	79,100	76,429	71,816
Time	473,673	571,897	731,400
Total deposits	$1,462,351	$1,512,479	$1,693,290

Noninterest-bearing deposits as a percentage of total deposits increased to 25.6% at December 31, 2010, as compared to 21.6% at December 31, 2009.

Deposits, other than time deposits, increased by $26.8 million, at December 31, 2010 as compared to December 31, 2009 and increased by $48.1 million as compared to September 30, 2010.  The increases in deposits were primarily attributable to a business and retail strategic deposit gathering campaign which began in the third quarter of 2009 and continued throughout all of 2010.   We plan to continue this deposit campaign, which includes a variety of different advertising media, in 2011.

Time deposits decreased during 2010 primarily as a result of management’s efforts to reduce the overall level of higher cost time deposits, including brokered and internet deposits. Total brokered deposits at December 31, 2010 were $179.9 million as compared to $291.3 million at December 31, 2009. In addition to this $111.4 million decline in brokered deposits, we also experienced a $60.2 million decline in internet time deposits. The remaining decline in time deposits is primarily related to the non-renewal of other higher cost certificates of deposits.

Borrowings were $163.2 million at December 31, 2010 as compared to $164.2 million at September 30, 2010 and $164.4 million at December 31, 2009.  The entire balance of borrowings at each balance sheet date consisted of term advances with the Federal Home Loan Bank.

Regulatory Capital Ratios

All of the regulatory capital ratios are above the highest regulatory capital threshold of “well-capitalized” at December 31, 2010.  The Company’s and the subsidiary bank’s actual capital ratios for December 31, 2010 and December 31, 2009 are presented in the table below:

	Ratio at December 31, 2010	Ratio at December 31, 2009	Minimum Capital Requirement	Minimum Requirement for “Well Capitalized” Institution

Total Risk-Based Capital Ratio:
Consolidated	14.99%	13.80%	8.00%	N/A
Guaranty Bank and Trust Company	14.07%	12.82%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio:
Consolidated	8.55%	9.43%	4.00%	N/A
Guaranty Bank and Trust Company	12.80%	11.55%	4.00%	6.00%
Leverage Ratio:
Consolidated	6.23%	7.89%	4.00%	N/A
Guaranty Bank and Trust Company	9.33%	9.66%	4.00%	5.00%

Generally, the allowance for loan losses is included in total capital for regulatory purposes; however, it is limited to 1.25% of total risk-weighted assets.  At December 31, 2010, approximately $29.3 million of the subsidiary bank’s allowance for loan losses was disallowed from being included in total risk-based capital under the regulatory capital rules, or approximately 2.08% of the subsidiary bank’s risk-weighted assets.

Asset Quality

The following table presents selected asset quality data (excluding loans held for sale) as of the dates indicated:

	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
	(Dollars in thousands)

Nonaccrual loans, not restructured	$74,304	$65,921	$64,339	$70,500	$59,584
Other nonperforming loans	3,317	4,420	1,065	558	123

Total nonperforming loans (NPLs)	$77,621	$70,341	$65,404	$71,058	$59,707
Other real estate owned and foreclosed assets	22,898	45,700	30,298	30,918	37,192

Total nonperforming assets (NPAs)	$100,519	$116,041	$95,702	$101,976	$96,899

Accruing loans past due 90 days or more (1)	$3,317	$4,420	$1,065	$558	$123

Accruing loans past due 30-89 days (1)	$21,555	$21,876	$33,050	$21,956	$21,709

Allowance for loan losses	$47,069	$41,898	$46,866	$52,015	$51,991

Selected ratios:
NPLs to loans, net of unearned discount	6.44%	5.45%	4.76%	4.95%	3.93%
NPAs to total assets	5.38%	6.00%	4.82%	5.02%	4.55%
Allowance for loan losses to NPAs	46.83%	36.11%	48.97%	51.01%	53.65%
Allowance for loan losses to NPLs	60.64%	59.56%	71.66%	73.20%	87.08%
Allowance for loan losses to loans, net of unearned discount	3.91%	3.25%	3.41%	3.62%	3.42%
Loans 30-89 days past due to loans, net of unearned discount	1.79%	1.70%	2.40%	1.53%	1.43%

(1)Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and are in the process of renewal, but continue to be current with respect to payments.

The $22.8 million decrease in other real estate owned at December 31, 2010 as compared to September 30, 2010, is primarily attributable to the sale of two properties valued at $17.6 million and $4.2 million in November 2010.

The types of nonperforming loans (excluding loans held for sale) as of December 31, 2010 and September 30, 2010 are as follows:

	Nonperforming Loans
	December 31, 2010			September 30, 2010
	Loan Balance	Percent	Related Allowance	Loan Balance	Percent	Related Allowance
	(Amounts in thousands)
Residential Construction, Land and Land Development	$7,254	9.3%	$295	$7,949	11.3%	$718
Other Residential Loans	7,524	9.7%	583	4,814	6.8%	492
Commercial and Industrial Loans	19,955	25.7%	1,940	12,641	18.0%	1,784
Commercial Real Estate	42,833	55.2%	3,840	44,887	63.8%	541
Other	55	0.1%	1	50	0.1%	4
Total	$77,621	100.0%	$6,659	$70,341	100.0%	$3,539

The $7.3 million increase in nonperforming loans during the fourth quarter 2010 is mostly due to the result of placing two loans relationships with an aggregate value of $21.6 million on nonaccrual status, offset by other reductions and charge-offs.  We anticipate on disposing of up to $15.8 million of nonperforming loans and other real estate owned during the first quarter 2011, with further dispositions expected in the second quarter 2011.

The types of loans included in the accruing loans past due 30-89 days as of December 31, 2010 and September 30, 2010 are as follows:

	Accruing loans past due 30-89 days
	December 31, 2010		September 30, 2010
	Loan Balance	Percent	Loan Balance	Percent
	(Amounts in thousands)
Residential Construction, Land and Land Development	$2,770	12.9%	$3,761	17.2%
Other Residential Loans	1,444	6.7%	1,602	7.3%
Commercial and Industrial Loans	7,594	35.2%	3,557	16.3%
Commercial Real Estate	4,047	18.8%	12,168	55.6%
Other	5,700	26.4%	788	3.6%
Total	$21,555	100.0%	$21,876	100.0%

Net charge-offs in the fourth quarter 2010 were $14.3 million, of which $5.1 million relates to the bank’s held-for-sale loan. The fourth quarter charge-offs are primarily a result of updated appraisals or valuations, which will better position the Company to more quickly dispose of its problem assets.  Net charge-offs were $7.1 million in the same quarter last year and $7.5 million in the third quarter 2010. On a year-to-date basis, net charge-offs were $39.3 million in 2010 as compared to $44.1 million in 2009.

In addition to the $6.7 million of allowance specifically allocated to impaired loans, the Company has partially charged-off $11.9 million of the impaired loans on the balance sheet as of December 31, 2010.  Although these partial charge-offs significantly reduced the specific component of our allowance for loan losses, they had the opposite effect on the general component of the allowance for loan losses. As the fourth quarter 2010 charge-offs exceeded the amount of charge-offs that rolled off of our historical loss computation, the general component of the allowance for loan losses increased to $40.4 million at December 31, 2010, or 3.36% of loans, net of unearned discount, as compared to $38.4 million, or 2.98% of loans, net of unearned discount, at the end of the previous quarter.

The Company recorded a provision for loan losses in the fourth quarter 2010 of $19.5 million, as compared to $2.5 million in the third quarter 2010 and $10.0 million in the fourth quarter 2009.  The increase in the provision for loan losses was the result of the heightened level of fourth quarter charge-offs on the historical loss component of the allowance, as well as an increase in the specific allowance related to impaired loans.

Shares Outstanding

As of December 31, 2010, the Company had 53,373,383 shares of common stock outstanding, including 1,768,186 shares of unvested stock awards, but excluding 156,567 shares of common stock to be issued under its deferred compensation plan. In addition, the Company had 66,025 shares of Series A convertible preferred stock outstanding, with a liquidation value of $1,000 per share.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures related to tangible assets, including tangible book value, tangible book value after giving effect to conversion of preferred stock, and tangible equity ratio, which exclude intangible assets.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

	December 31, 2010	September 30, 2010	December 31, 2009
	(Dollars in thousands, except per share amounts)
Tangible Book Value per Common Share
Total stockholders’ equity	$160,283	$185,594	$192,638
Less: Preferred share liquidation preference	(66,025)	(64,579)	(60,434)
Stockholders’ equity attributable to common shares	94,258	121,015	132,204
Less: Intangible assets	(14,054)	(15,337)	(19,222)
Tangible common equity	$80,204	$105,678	$112,982

Number of common shares outstanding and to be issued	53,529,950	53,694,478	52,952,703

Book value per common share	$1.76	$2.25	$2.50
Tangible book value per common share	$1.50	$1.97	$2.13

Total Stockholders’ equity	$160,283	$185,594	$192,638
Less: Intangible assets	(14,054)	(15,337)	(19,222)
Tangible common equity (after giving effect to conversion of preferred stock)	$146,229	$170,257	$173,416

Number of shares of preferred stock outstanding	66,025	64,579	60,434
Number of shares of common stock to be issued upon conversion of preferred stock	36,680,556	35,877,222	33,574,444
Total number of shares of common stock outstanding and to be issued (after giving effect to conversion of preferred stock)	90,210,506	89,571,700	86,527,147

Tangible book value per common share (after giving effect to conversion of preferred stock)	$1.62	$1.90	$2.00

Tangible Equity Ratio

	December 31, 2010	September 30, 2010	December 31, 2009
	(Dollars in thousands, except per share amounts)

Total stockholders’ equity	$160,283	$185,594	$192,638
Less: Intangible assets	(14,054)	(15,337)	(19,222)
Tangible equity	$146,229	$170,257	$173,416

Total assets	$1,870,052	$1,933,146	$2,127,580
Less: Intangible assets	(14,054)	(15,337)	(19,222)
Tangible assets	$1,855,998	$1,917,809	$2,108,358

Equity ratio – GAAP (Total stockholders’ equity / total assets)	8.57%	9.60%	9.05%
Tangible equity ratio (Tangible equity / tangible assets	7.88%	8.88%	8.23%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 34 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support Company’s operations; the effect of the regulatory written agreement the Company and its bank subsidiary have entered into and potential future supervisory action against the Company or its bank subsidiary; general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for our bank subsidiary to declare dividends to the Company; adequacy of our allowance for loan losses, changes in credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in the deferred tax asset valuation allowance; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties.  The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	December 31, 2010	September 30, 2010	December 31, 2009
	(In thousands)
Assets
Cash and due from banks	$141,465	$109,770	$234,483

Securities available for sale, at fair value	389,530	370,555	221,134
Securities held to maturity	11,927	13,346	9,942
Bank stocks, at cost	17,211	17,230	17,160
Total investments	418,668	401,131	248,236

Loans, net of unearned discount	1,204,580	1,289,492	1,519,608
Less allowance for loan losses	(47,069)	(41,898)	(51,991)
Net loans	1,157,511	1,247,594	1,467,617

Loans held for sale	14,200	—	9,862
Premises and equipment, net	57,399	58,044	60,267
Other real estate owned and foreclosed assets	22,898	45,700	37,192
Other intangible assets, net	14,054	15,337	19,222
Other assets	43,857	55,570	50,701
Total assets	$1,870,052	$1,933,146	$2,127,580

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$374,500	$358,447	$366,103
Interest-bearing demand	535,078	505,706	523,971
Savings	79,100	76,429	71,816
Time	473,673	571,897	731,400
Total deposits	1,462,351	1,512,479	1,693,290
Securities sold under agreements to repurchase and federal funds purchased	30,113	17,951	22,990
Borrowings	163,239	164,242	164,364
Subordinated debentures	41,239	41,239	41,239
Interest payable and other liabilities	12,827	11,641	13,059
Total liabilities	1,709,769	1,747,552	1,934,942

Stockholders’ equity:
Preferred stock and Additional paid-in capital – Preferred stock	64,818	63,372	59,227
Common stock and Additional paid-in capital – Common stock	619,509	619,240	618,408
Shares to be issued for deferred compensation obligations	237	237	199
Accumulated deficit	(419,562)	(396,976)	(382,599)
Accumulated other comprehensive income (loss)	(2,220)	2,209	(143)
Treasury Stock	(102,499)	(102,488)	(102,454)
Total stockholders’ equity	160,283	185,594	192,638
Total liabilities and stockholders’ equity	$1,870,052	$1,933,146	$2,127,580

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$17,217	$21,631	$76,462	$89,625
Investment securities:
Taxable	2,604	1,412	7,701	3,479
Tax-exempt	556	738	2,662	3,033
Dividends	171	155	723	825
Federal funds sold and other	93	115	389	193
Total interest income	20,641	24,051	87,937	97,155
Interest expense:
Deposits	3,207	5,786	15,602	26,402
Securities sold under agreement to repurchase and federal funds purchased	30	42	132	140
Borrowings	1,323	1,328	5,267	5,284
Subordinated debentures	687	611	2,581	2,556
Total interest expense	5,247	7,767	23,582	34,382
Net interest income	15,394	16,284	64,355	62,773
Provision for loan losses	19,500	10,005	34,400	51,115
Net interest income, after provision for loan losses	(4,106)	6,279	29,955	11,658
Noninterest income:
Customer service and other fees	2,430	2,206	9,241	9,520
Gain (loss) on sale of securities	216	(1)	313	(2)
Gain on sale of loans	—	—	1,196	—
Other-than-temporary-impairment (OTTI) of securities	(3,500)	—	(3,500)	—
Other	256	127	852	861
Total noninterest income	(598)	2,332	8,102	10,379
Noninterest expense:
Salaries and employee benefits	6,456	6,560	26,042	26,547
Occupancy expense	1,783	1,854	7,399	7,609
Furniture and equipment	927	1,060	3,720	4,441
Amortization of intangible assets	1,283	1,556	5,168	6,278
Other real estate owned, net	1,209	3,281	14,909	5,898
Insurance and assessments	1,336	1,612	6,569	6,536
Professional fees	824	963	3,117	3,224
Other general and administrative	2,611	2,860	8,762	9,872
Total noninterest expense	16,429	19,746	75,686	70,405
Loss before income taxes	(21,133)	(11,135)	(37,629)	(48,368)
Income tax benefit	—	(9,250)	(6,290)	(19,161)
Net loss	(21,133)	(1,885)	(31,339)	(29,207)
Preferred stock dividends	(1,453)	(1,389)	(5,624)	(1,389)
Net loss applicable to common stockholders	$(22,586)	$(3,274)	$(36,963)	$(30,596)

Loss per common share – basic:	$(0.44)	$(0.07)	$(0.72)	$(0.60)
Loss per common share – diluted:	(0.44)	(0.07)	(0.72)	(0.60)

Weighted average common shares outstanding-basic	51,717,834	51,468,231	51,671,281	51,378,360
Weighted average common shares outstanding-diluted	51,717,834	51,468,231	51,671,281	51,378,360

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,259,392	$1,351,752	$1,578,761	$1,379,917	$1,686,136
Securities	402,101	345,650	228,608	320,434	164,094
Other earning assets	141,025	122,658	176,049	153,679	75,887
Average earning assets	1,802,518	1,820,060	1,983,418	1,854,030	1,926,117
Other assets	137,995	142,768	133,839	137,992	128,168

Total average assets	$1,940,513	$1,962,828	$2,117,257	$1,992,022	$2,054,285

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$374,004	$347,288	$363,177	$356,632	$387,597
Interest-bearing deposits	1,137,216	1,181,290	1,320,410	1,204,239	1,252,903
Average deposits	1,511,220	1,528,578	1,683,587	1,560,871	1,640,500
Other interest-bearing liabilities	228,375	223,047	223,835	224,934	223,703
Other liabilities	14,604	20,543	11,979	15,591	11,671
Total average liabilities	1,754,199	1,772,168	1,919,401	1,801,396	1,875,874
Average stockholders’ equity	186,314	190,660	197,856	190,626	178,411
Total average liabilities and stockholders’ equity	$1,940,513	$1,962,828	$2,117,257	$1,992,022	$2,054,285

GUARANTY BANCORP
Unaudited Credit Quality Measures

	Quarter Ended
	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
	(Dollars in thousands)
Nonaccrual loans and leases, not restructured	$74,304	$65,921	$64,339	$70,500	$59,584
Other nonperforming loans	3,317	4,420	1,065	558	123
Total nonperforming loans	$77,621	$70,341	$65,404	$71,058	$59,707
Other real estate owned and foreclosed assets	22,898	45,700	30,298	30,918	37,192
Total nonperforming assets	$100,519	$116,041	$95,702	$101,976	$96,899

Impaired loans	$77,621	$70,341	$65,404	$71,058	$59,707
Allocated allowance for loan losses	(6,659)	(3,539)	(3,716)	(10,802)	(6,603)
Net investment in impaired loans	$70,962	$66,802	$61,688	$60,256	$53,104

Accruing loans past due 90 days or more	$3,317	$4,420	$1,065	$558	$123

Accruing loans past due 30-89 days	$21,555	$21,876	$33,050	$21,956	$21,709

Charged-off loans	$14,635	$7,953	$13,918	$4,271	$7,618
Recoveries	(306)	(485)	(369)	(295)	(566)
Net charge-offs	$14,329	$7,468	$13,549	$3,976	$7,052

Provision for loan loss	$19,500	$2,500	$8,400	$4,000	$10,005

Allowance for loan losses	$47,069	$41,898	$46,866	$52,015	$51,991

Allowance for loan losses to loans, net of unearned discount	3.91%	3.25%	3.41%	3.62%	3.42%
Allowance for loan losses to nonaccrual loans	63.35%	63.56%	72.84%	73.78%	87.26%
Allowance for loan losses to nonperforming assets	46.83%	36.11%	48.97%	51.01%	53.65%
Allowance for loan losses to nonperforming loans	60.64%	59.56%	71.66%	73.20%	87.08%
Nonperforming assets to loans, net of unearned discount, and other real estate owned	8.19%	8.69%	6.81%	6.96%	6.22%
Nonperforming assets to total assets	5.38%	6.00%	4.82%	5.02%	4.55%
Nonaccrual loans to loans, net of unearned discount	6.17%	5.11%	4.68%	4.91%	3.92%
Nonperforming loans to loans, net of unearned discount	6.44%	5.45%	4.76%	4.95%	3.93%
Annualized net charge-offs to average loans	4.51%	2.19%	3.83%	1.08%	1.77%